Filed Pursuant to Rule 433

Registration No. 333-228159

Issuer Free Writing Prospectus dated May 4, 2020

Relating to Preliminary Prospectus Supplement dated May 4, 2020

APPLE INC.

FINAL PRICING TERM SHEET

0.750% Notes due 2023 (“2023 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,000,000,000
Maturity:	May 11, 2023
Coupon:	0.750%
Price to Public:	99.728%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2020
Day Count Convention:	30/360
Benchmark Treasury:	0.250% due April 15, 2023
Benchmark Treasury Yield:	0.242%
Spread to Benchmark Treasury:	60 basis points
Yield:	0.842%
Redemption:	Apple Inc. may at its option redeem the 2023 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2023 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes being redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2023 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2020
Settlement Date:	May 11, 2020 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $8.42 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DV9 / US037833DV96

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

1.125% Notes due 2025 (“2025 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,250,000,000
Maturity:	May 11, 2025
Coupon:	1.125%
Price to Public:	99.821%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2020
Day Count Convention:	30/360
Benchmark Treasury:	0.375% due April 30, 2025
Benchmark Treasury Yield:	0.362%
Spread to Benchmark Treasury:	80 basis points
Yield:	1.162%
Redemption:

Prior to April 11, 2025, Apple Inc. may at its option redeem the 2025 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed (assuming that such notes matured on April 11, 2025), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2025 Notes) plus 12.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after April 11, 2025, Apple Inc. may at its option redeem the 2025 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2020
Settlement Date:	May 11, 2020 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $8.42 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DT4 / US037833DT41

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

1.650% Notes due 2030 (“2030 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,750,000,000
Maturity:	May 11, 2030
Coupon:	1.650%
Price to Public:	99.296%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2020
Day Count Convention:	30/360
Benchmark Treasury:	1.500% due February 15, 2030
Benchmark Treasury Yield:	0.627%
Spread to Benchmark Treasury:	110 basis points
Yield:	1.727%
Redemption:

Prior to February 11, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2030 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes being redeemed (assuming that such notes matured on February 11, 2030), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2030 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 11, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2020
Settlement Date:	May 11, 2020 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $8.42 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DU1 / US037833DU14

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

2.650% Notes due 2050 (“2050 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,500,000,000
Maturity:	May 11, 2050
Coupon:	2.650%
Price to Public:	98.571%
Interest Payment Dates:	May 11 and November 11, commencing November 11, 2020
Day Count Convention:	30/360
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Yield:	1.270%
Spread to Benchmark Treasury:	145 basis points
Yield:	2.720%
Redemption:

Prior to November 11, 2049, Apple Inc. may at its option redeem the 2050 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2050 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2050 Notes being redeemed (assuming that such notes matured on November 11, 2049), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2050 Notes) plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after November 11, 2049, Apple Inc. may at its option redeem the 2050 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2050 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 4, 2020
Settlement Date:	May 11, 2020 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $8.42 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DW7 / US037833DW79

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC at 212-834-4533, or Morgan Stanley & Co. LLC toll free at 1-866-718-1649, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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